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                         Exhibit 21.1 - Subsidiary List
                  List of Subsidiaries of Digital Impact, Inc.
                                  As of 6/7/02


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                                                              Jurisdiction of Incorporation

Digital Impact eMarketing (UK) Limited ..................                England
MineShare, Inc. .........................................               California
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